AGREEMENT

BETWEEN

Unitil/CONCORD ELECTRIC COMPANY

AND

LOCAL UNION NO. 1837

INTERNATIONAL BROTHERHOOD

OF ELECTRICAL WORKERS

JUNE 1, 2000 through MAY 31, 2005

TABLE OF CONTENTS
Article	Section	Subject
PREAMBLE
1		RECOGNITION OF UNION AND UNION SECURITY
	1.1	Recognition of Union
	1.2	Union Security
	1.3	Payroll Deduction for Union Dues
2		DIRECT DEPOSIT & 401(k) Plan
	2.1	Direct Deposit
	2.2	401(k)
3		WAGES AND HOURS
	3.1	Hours of Work of Premium Pay
	3.2	Shift Premium
	3.3	Minimum Pay for Employees Called In
	3.4	Holidays
	3.5	Vacations
	3.6	Assignment of Overtime Work
	3.7	Temporary Up-Grading
	3.8	Inclement Weather
	3.9	Rubber Gloving
	3.10	Meal Provision Policy
	3.11	Equipment Provided by Company
	3.12	Rest Period
	3.13	Military Leave
	3.14	Standby
	3.15	Pay When Away From Home Overnight
	3.16	Leave of Absence For Personal Reasons For Union Officials
	3.17	Absence Due to Death in the Family
	3.18	Temporary Assignments Outside of the Company's Service Area
	3.19	Utility Lineworker I
	3.20	Boot Allowance
	3.21	Wellness
4		RETIREMENT PLAN
5		GROUP INSURANCE
6		PROMOTIONS, DEMOTIONS, & FURLOUGHS
	6.1	Promotions
	6.2	Temporary Assignments
	6.3	Retrogression
	6.4	Termination Pay
7		CONTRACTING CREWS
	7.1	Outside Contractors
	7.2	Supervisors Working
8		SUSPENSIONS AND DISCHARGES
9		NO STRIKES OR LOCKOUTS
10		ADJUSTMENTS OR DISPUTES AND GRIEVANCES AND ARBITRATION
11		NOTICES AND REQUESTS
	11.1	Mailing Requirements
	11.2	Bulletin Boards
12		WAGES AND WORK AGREEMENT
13		DISABILITY BENEFITS AND SAFETY
	13.1	Sick Pay
	13.2	Worker's Compensation
	13.3	Safety
14		CONSOLIDATION OR MERGER
15		NO DISCRIMINATION
16		DATE AND TERM-TERMINATION-AMENDMENT
	16.1	Effective Date and Term
	16.2	Negotiations- Changes or Termination
	16.3	Amending Agreement During Term
RETIREMENT PLAN
GROUP INSURANCE
EXHIBIT A SCHEDULE OF WAGES
EXHIBIT B DUES DEDUCTION
MEMORANDUM OF UNDERSTANDING
Vacation Grandfathering
Retiree Medical Insurance
Floating Holidays
Benefit Team
TOPICAL INDEX

PREAMBLE

AGREEMENT made and entered into this 1st day of June, 2000 and between Unitil/CONCORD ELECTRIC COMPANY, a New Hampshire corporation hereinafter referred to as the "Company," and Local Union No. 1837 of INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS and the EMPLOYEES OF THE COMPANY who have designated Local Union No. 1837 of the International Brotherhood of Electrical Workers to act for them as their collective bargaining agent, all hereinafter referred to as the "Union."

WHEREAS, the Union represents a majority of the employees of the Company in the Line Department, Meter Department, Service Center (Station Attendants, Maintenance Workers, Stock Clerks and Operation Office Clerk only), and Meter Readers, and has been designated by said majority to be the exclusive representative of all employees of the said departments for the purpose of collective bargaining in respect to rates of pay, wages, hours of work and other conditions of employment, and

WHEREAS, both the Company and the Union desire to promote harmony and efficiency in the working forces so that the employees and the Company may obtain mutual economic advantages consistent with the duty of the Company, as a public utility, at all times to provide an adequate and uninterrupted supply of electric service in the territory and communities which it serves.

NOW THEREFORE, in consideration of the mutual covenants and Agreements hereinafter set forth, it is agreed as follows:

ARTICLE 1

RECOGNITION OF UNION AND UNION SECURITY

1.1 Recognition of Union

The Company recognizes the Union to be the exclusive representative of all employees in the Line Department, Meter Department, Service Center (Station Attendants, Maintenance Workers, Stock Clerks and Operation Office Clerk only)

and Meter Readers holding the positions set forth on the attached "Schedule of Wages," for the purpose of collective bargaining.

1.2 Union Security

All employees who are at present members of the Union or may hereinafter become members of the Union shall remain members of the Union during the term of this agreement as a condition of their employment by the Company. New employees covered by this agreement shall be required to apply for membership in the Union at the end of ninety (90) days of continuous employment and remain members of the Union as a condition of their continued employment during the term of this agreement, and the Union agrees to accept such new employees into membership in the Union in accordance with its By-Laws. The term "member" is understood to be a Union member whose dues are paid in accordance with the By-Laws and Constitution of the Union.

1.3 Payroll Deduction for Union Dues

The Company agrees to make weekly payroll deductions for Union dues upon written authorization of employees who are Union members with their signatures properly witnessed and to forward monthly the amounts so deducted to the Union.

(Exhibit B). The Company further agrees to provide on a monthly basis to the Chief Steward and the Union Business Office a report listing Union members, position titles and dues paid that month.

ARTICLE 2

DIRECT DEPOSIT & 401(k) Plan

2.1 Direct Deposit

The Company agrees to offer direct deposit of up to eight (8) accounts to employees upon written authorization by employees.

2.2 401(k) Plan

Employees may participate in the Company's 401(k) Plan in accordance with the terms of Unitil Corporation Tax Deferred Savings and Investment Plan as amended and restated from time-to-time. The complete details relating to this plan are contained in the Plan's Summary Description and in the Plan Document, which are incorporated herein by reference.

The Company agrees to make payroll deductions for contributions to the duly-

established 401(k) Plan upon written authorization by regular employees and to forward the amounts so deducted to the 401(k) Plan in accordance with such authority. Employees may elect to contribute between 1% and 15% of either their base wages or total wages to the plan, in increments of 1%. The Company matches 100% of the first 3% of base wages that the employees contribute to the plan. Employees become partially vested in Company matching contributions after one year of Vesting Service and are fully vested in Company matching contributions after three years of Vesting Service.

The Company reserves the right to make changes to the Plan during the term of this Agreement with the understanding that such changes will not decrease the amount of benefits provided to Plan members. The Company agrees that no changes will be made to the plan without prior notification to the Union.

ARTICLE 3

WAGES AND HOURS

3.1 Hours of Work and Premium Pay

(a) For all employees the normal work week shall consist of forty (40) hours worked Monday through Friday, and the normal workday shall consist of eight (8) hours worked from 7 a.m. to 3 p.m. with a fifteen (15) minute lunch period, except the workday for the meter order truck operator(s) which shall be from 9 a.m. to 5 p.m. with a fifteen (15) minute lunch period; the evening Station Attendant which shall be from 3 p.m. to 11 p.m.; and Meter Readers which shall be from 8 a.m. to 4 p.m. with a fifteen (15) minute lunch period. (Meter Readers will be allowed, by mutual agreement, to work summer hours of 7 a.m. to 3 p.m., during the months of June, July, and August). The Utility Lineworkers hours may be changed by mutual agreement of the parties.

(b) Winter hours for all employees shall consist of forty (40) hours worked Monday through Friday, and the winter hours workday shall consist of eight (8) hours worked from 7:30 a.m. to 3:30 p.m. with a fifteen (15) minute lunch period for the calendar months of December, January and February. Not included in Winter hours, Station Attendant, Meter Readers and Meter Order truck. Utility Lineworker hours year round consist of forty (40) hours worked Monday through Friday 3 p.m. to 11 p.m. or Tuesday through Friday 3 p.m. to 11 p.m. and Saturday 7 a.m. to 3 p.m. Assigned schedule is at Company's discretion. Exception to Utility Lineworker start time shifts to 3:30 p.m. if assigned line truck is on a "4-10" schedule.

Meeting day (safety meeting & Employee Information Meeting) occurring April through September. All employees, all workday schedules start time shifts to 7 a.m. with 48 hours prior notice. Four (4) day, ten (10) hour work week optional schedule during the calendar months of April through September for Lineworkers and Meter Mechanics shall consist of forty (40) hours worked, Monday through Thursday or Tuesday through Friday, and the normal workday shall consist of ten (10) hours worked, straight time pay, with a fifteen (15) minute lunch period. The Company will determine which projects are appropriate for a 4-10 schedule, including the number of employees assigned. The 4-10 schedule must have mutual agreement between Company and Union to institute and continue. Use of the 4-10 schedule must accommodate the availability of two (2) line crews and two (2) meter mechanics working each workday, Monday through Friday. A work week that has a fixed holiday will not be included in the 4-10 scheduling.

(c) Time and one-half shall be paid to all employees for all hours worked outside the normal workday except Sundays and holidays which shall be double time.

(d) For Station Attendants, the normal work week shall consist of forty (40) hours, Monday through Friday, and the normal workday shall consist of eight (8) consecutive hours worked in a twenty-four (24) hour period commencing with the beginning of the employee's regularly scheduled hours. Station Attendants shall receive time and one-half for all hours worked in excess of eight (8) in any workday or forty (40) in any one week: provided, however, that if a Station Attendant voluntarily works two work schedules in a single workday or mutually agrees to work two consecutive work schedules, straight time only shall be paid for the second work schedule.

(e) A Station Attendant required to work on either the first or second regularly scheduled consecutive days off shall be paid at time and one-half normal rate of pay for work on the first day, and at two (2) times normal rate of pay for work on the second day. Premium pay will not be paid to an employee who is absent from work on the scheduled day for which such premium would have been payable.

(f) The Union agrees that the Station Attendants may be trained by the Company by the trading of work schedules for short periods of time not to exceed one week of duration. Upon mutual agreement between them and the Company, Station Attendants who desire to trade work schedules will be permitted to do so temporarily from time to time, provided that such temporary interchange is completed within a payroll week so that it does not lead to or require the payment of overtime. The Meter Worker with the least seniority will be the primary backup for the Station Attendant. Notices will be given 48 hours in advance otherwise overtime will be paid unless it's the employee's normal work shift.

(g) Nothing in this provision shall be interpreted to interfere with the Company's right to temporarily assign work, including the right to temporarily assign employees to perform work on an emergency basis outside their normally scheduled hours. The Company shall provide as much notice as possible in the event it implements this section.

(h) The hours for the meter order truck operator(s) may be changed to 7 a.m. to 3 p.m. for the days that the Utility Lineworker I is working second shift weekdays. For all other times, the meter order truck operator(s) hours will be per 3.1 (a).

(i) When a Lineworker I is temporarily filling the position of Utility Lineworker the employee will be paid at the Utility Lineworker's I rate of pay.

3.2 Shift Premium

Employees required to work the 3 p.m. to 11 p.m. schedule shall receive seventy-five ($.75) cent per hour premium under the terms of the Shift Differential Pay Policy HR 1.19, effective June 1, 2000. This premium will only be paid for hours worked between 3 p.m. and 11 p.m.

3.3 Minimum Pay for Employees Called In

When an employee is called in to work outside their regularly scheduled work hours, the employee shall receive a minimum amount of pay as provided in the two following paragraphs:

(a) All Workers: If a worker is called out to work outside of their normal working hours, the employee will receive a minimum of four (4) hours pay at straight time rates. If called to work between the hours of 12 midnight and 6 a.m., the employee will receive a minimum of six (6) hours pay at straight time rates. It is understood that such minimums do not apply if the callout is within one hour of the start of the employee's regular period of work. If the employee reports on a day during which the employee is not regularly scheduled to work, the employee shall receive minimum pay in accordance with the time periods in the preceding sentence.

(b) An employee who is required to continue working after the scheduled quitting time shall not receive minimum pay under paragraph (a). An employee who reported during the period of one hour immediately preceding the scheduled starting time shall not receive minimum pay under paragraph (a) if the employee remains on duty continuously until the scheduled starting time, but shall receive time and one-half for such period. In computing hours worked, time shall begin immediately when the employee reports at his/her station and shall end when relieved from duty upon completion of emergency work.

3.4 Holidays

(a) Holiday Pay is provided under the terms of the Holiday Pay Policy HR 1.24, effective June 1, 2000. Holidays shall be considered to be the following days:

New Year's Day, Memorial Day, Independence Day, Labor Day, Veterans' Day, Thanksgiving Day, The Day after Thanksgiving and Christmas Day.

(b) Four (4) additional days each year will be designated as "Floating Holidays", subject to the same provisions of this Agreement as any other designated holiday. The approval of all floating holidays will be in accordance with the Company's Policies and Procedures for vacation and floating holiday scheduling.

(c) As used in this section, "Holiday Pay" means eight hours pay at the employee's regular straight time rate of pay.

(d) If a holiday falls on a day on which an employee is not regularly scheduled to work and the employee does not work on such a holiday, the employee shall receive Holiday Pay or by mutual agreement a day off in lieu of such Holiday Pay; provided, however, that the Company shall have no obligation to grant a particular day off if the granting of such day off would require the Company to pay a premium rate of pay to another employee to fill in for the employee taking the day off.

3.5 Vacations

Vacation Pay is provided under the terms of the Vacation Pay Policy HR 1.20, effective June 1, 2000.

The schedule below illustrates the accrual of the vacation leave benefit:

Completed Years of Service	Entitlement	Monthly Accrual

0 - 4 years	2 weeks	.833 days/month
5 - 9 years	3 weeks	1.25 days/month
10 - 19 years	4 weeks	1.67 days/month
20 + years	5 weeks	2.08 days/month

Employees earn the Monthly Accrual if they are employed for the entire month and are not on leave of absence without pay.

(a) Each employee shall have the right during the period from January 1 through April 30 of each year to express in writing their desire as to the scheduling of vacation. Length of continuous service shall govern the order in which such preferences shall be considered.

(b) Unscheduled vacation days available to an employee and an employee's floating holiday may only be taken upon forty-eight (48) hours advance request, unless in the judgment of the Company the work schedule will permit lesser advance notice.

(c) A request for vacation in excess of two (2) weeks will be considered on an individual basis, taking into account the Company's operating requirements. An employee will receive written confirmation of their vacation approval or denial within a reasonable time from request.

3.6 Assignment of Overtime Work

When practicable, overtime work will be distributed equally among all employees of the department concerned. Those assigned to work on planned weekend overtime will be notified as soon as reasonably possible as to the hours to be worked. Work schedule will be confirmed by the end of the work day on the last scheduled work day of that week. In the event that the planned overtime has been scheduled, but has to be cancelled because of bad weather or other causes, the Company will attempt to give twenty four (24) hours notice. If the planned overtime is called off before the employee reports to work, two (2) hours of straight time will be paid. If the planned overtime is called off after the employee reports to work, the employee will be paid for a callout as described in article 3.3(a). The Company may, at its discretion, assign alternate work in place of the planned overtime. Stand-by employees will not be automatically excluded from participation in planned jobs, but the determination to include or exclude a stand-by employee from a given planned job will be made by management in a reasonable and consistent manner. It is understood and agreed that the Union will cooperate fully in the implementation of this Section.

3.7 Temporary Up-Grading

When an employee is temporarily assigned to a higher wage classification for a period of two hours or more, the employee shall receive the rate for such classification provided under Schedule of Wages attached.

Whenever a Lineworker I is put in charge of a line crew of one or more other employees for a period of two (2) hours or more, the employee shall receive the rate of pay of a Working Foreman and shall be entitled to said rate of pay if the crew does not do outdoor work due to inclement weather.

3.8 Inclement Weather

Except in cases of necessity or emergency, employees shall not be required to do outdoor work when heat, cold, rain, snow, wind, humidity or other inclement weather conditions make such work unsafe.

The Director, or a designated representative, will determine whether or not the weather conditions are such that the crews will be sent into the field consistent with safety. In the field, the Working Foreman (or Foremen) of the crew shall make the decision as to whether or not the crew shall stop work. Employees shall not lose any regular pay because of failure to work outdoors due to inclement weather. Meter Readers will not be required to read meters during heavy snow or sleet or in any severe weather conditions which would be considered detrimental to the safety of the employee. The Company's decision shall, upon written complaint filed with the Company within five days, be subject to the grievance and arbitration provision of this Agreement.

3.9 Rubber Gloving

As of June 1, 1991, the Company may adopt the practice of rubber gloving voltages up to and including 34.5 KV in line work. Any employee classified as Lineworker I, II, or III as of June 1, 1991, shall not be required to rubber glove voltages in excess of 15 KV. To the extent the Company requires rubber gloving of voltages between 15 KV and 34.5 KV, the work shall be carried out by volunteers within the Company who have achieved Lineworker I status or by a Lineworker I who is hired after June 1, 1991.

Lineworkers who were employees of the Company as of June 1, 1991 who volunteer for the 34.5 KV rubber gloving program shall have the option of leaving the program within one year from the day they volunteer, after the program goes online. The Company upon receipt of written notice of that employee's intent to leave the 34.5 KV rubber gloving program, will reassign that Lineworker to the position held before entering the 34.5 KV rubber gloving program within thirty (30) days.

It has been further agreed that the Company will confer with the Union with respect to appropriate safety rules for rubber gloving voltages up to and including 34.5 KV in line work.

3.10 Meal Provision Policy

(a) The Company will provide employees with meals if the employee is required to work through meal times outside their normal work hours or scheduled overtime.

(b) Employees will not be required to make their own arrangements for more than one (1) meal during any continuous work period. Employees called in one (1) or more hours prior to their normal start time and whose time is continuous with their normal workday shall be entitled to breakfast and a noon meal allowance provided the employee is not released prior to 12:00 noon.

(c) Employees are entitled to a hot (if available), nutritious and substantial meal at a reasonable cost to the Company. The guidelines to be used for the cost of meals will be as follows:

1. Morning Meal	$7.50*
2. Noon Meal	$7.50*
3. Evening Meal	$13.50*
*(Tax and tip included, receipts are required.)

The Company shall furnish a meal under the following conditions:

A. During days employees are scheduled to work.

1. Employees will be provided with a morning meal if they are called in for work one (1) or more hours before their scheduled work day begins and work through the hour of 6:00 AM to 7:00 AM.

2. The employee will be provided with an evening meal if they are required to continue working two (2) or more hours beyond their regular scheduled work day.

B. During days employees are not scheduled to work.

1. Employees will be provided with a morning meal if they work at least two (2) continuous hours which includes the hour of 6:00 AM to 7:00 AM.

2. Employees will be provided with a noon meal if they work at least two (2) continuous hours which includes the hour of 12:00 noon to 1:00 PM.

3. Employees will be provided with an evening meal if they work at least two (2) continuous hours which includes at least one (1) hour between 4:30 PM and 6:30 PM.

C. Corresponding meal provisions will be made at the Noon Meal rate for meal periods at approximately five (5) hour intervals during the remainder of the work period on either scheduled or nonscheduled work days.

D. Employees will be paid for time spent eating when required to return to work after completing a job but before returning to the Operations Center, then they will be paid for one-half hour of time to eat.

E. An employee released from work may elect to receive a payment of $5.00 in lieu of a meal he or she is entitled to under the conditions of this policy.

F. In the event of storms or system emergencies, as declared by the Director, the Company will provide meals as needed in lieu of this policy.

3.11 Equipment Provided by Company

The Company shall provide Lineworker's equipment consisting of climbing spurs, pads, and straps, body belts and safety straps, pliers, connectors, skinning knives, leather gloves, adjustable wrenches, rules and screwdrivers, and replacement and renewals thereof. All lineworker's equipment shall be and remain the property of the Company. When renewals or replacements are requested, the old equipment must be turned in or its loss satisfactorily explained. All lineworker's equipment shall be left on the property of the Company when not in use. The Company shall provide coveralls for use in painting or other jobs requiring clothing protection, which shall be kept at such places on the Company's property as the Company decides.

3.1 Rest Period

If an employee is required to work sixteen (16) or more consecutive hours, the employee will be allowed a period of eight (8) hours off before returning to work unless an emergency arises which makes it necessary for the Company to call the employee back to work before the expiration of the eight (8) hour period. Any part of the eight (8) hour period which extends into the employee's normal work schedule will be paid for at normal straight time rates.

If an employee is required to work beyond sixteen (16) consecutive hours, the employee will be paid at double the normal straight time rate for those hours worked beyond sixteen (16), including normal schedule hours worked. If the employee does not receive eight (8) hours off after having worked sixteen (16) or more hours, the employees' hours worked will be paid at double time rates until the employee receives eight (8) hours off. The employee is expected to take the eight (8) hour period off, unless the employee is specifically told to report back to work by the Company. Time allowed off for meals will be counted in determining sixteen (16) consecutive hours worked for the purpose of this Section. If an employee is called and reports for work within two (2) hours of the time the employee went off duty, the time off will not prevent the hours worked thereafter from being considered as consecutive with the previous hours worked.

Employees who are required to work during scheduled or unscheduled hours starting at midnight and ending at 6:00 AM will be entitled to one hour of rest time for each hour worked starting at midnight and ending at 6:00 AM. If rest time extends into the employee's normal workday, no reduction in pay will be made for the hours overlapping the normal workday. Rest time extending into normal work schedule and having a duration of two (2) hours or less will be taken at the end of the day unless otherwise established by mutual agreement. Rest time extending into normal work schedule and having a duration of four (4) hours or less but more than two (2) hours may, by mutual agreement, be taken at the end rather than the beginning of the normal workday. If eight (8) consecutive hours immediately preceding normal start time are worked, employee(s) will be entitled to eight (8) hours rest time.

3.13 Military Leave

Employees are eligible for the Company's Military Leave of Absence

Policy HR 1.08, effective August 1, 1999, which allows for two (2) weeks off with pay for military training leave and four (4) months off with pay if an employee is activated as a result of a call-up order.

3.14 Stand-By

One qualified Lineworker will be assigned to stand-by duty each week during the year. A list of Lineworkers will be submitted, by the Union, one year in advance. Any changes to this schedule shall be submitted, in writing, no less than one week prior to the Lineworker going on stand-by, unless an emergency situation arises and the Lineworker is unable to cover. Lineworker and schedule to be approved by the Operations Manager.

Stand-by duty consists of a qualified Lineworker remaining within reach of a telephone and/or paging device for a period of one week so that an employee on stand-by duty may be notified to report for work in cases of emergency. Stand-by will require making arrangements so that the employee can be reached by telephone and/or paging device and report within a reasonable driving time to the Distribution Operations Center or trouble location.

Employees who accept stand-by duty shall be paid twelve (12) hours of straight time pay plus three (3) hours pay for a week which includes a holiday. The stand-by Lineworker will be provided with a vehicle and a cell phone.

3.15 Pay When Away From Home

When working outside the Concord Electric service area and other than for a Unitil Company, employees shall receive one dollar ($1.00) per hour above their regular hourly rate, or the prevailing rate for the area, whichever is higher.

The one dollar ($1.00) hourly premium shall be added to the regular straight-time rate of pay for determining overtime rates of pay, but for no other purpose. This premium shall not apply when attending a Company sponsored training course.

3.16 Leave of Absence

(a) Leave of Absence for Personal Reasons

Employees are eligible for the Company's Unpaid Leave of Absence

Policy HR 1.34, effective June 1, 2000, which allows for up to six (6) months off, unpaid, for personal reasons that do not qualify under other leave policies.

(b) Leave of Absence for Union Officials

Time off without pay shall be granted, upon request of the Union, to Union officials and/or duly elected delegates to attend the International Convention, for the purpose of attending Conventions of IBEW, or to attend other conferences involving the Local Union, provided that (a) the absence of the employee shall not, in the opinion of the Company, interfere with the Company's operations or cause undue hardships to other employees, and (b) provided that the request for such time off shall be made as far in advance as possible, but in no case less than two (2) weeks in advance. Maximum duration per occurrence to be one (1) week.

3.17 Absence Due to Death in the Family

Employees are eligible for the Company's Bereavement Pay Policy HR 1.15, effective June 1, 2000, which allows for three (3) days off with pay for a death in the family.

3.18 Temporary Assignments Outside of the Company's Service Area

Work Assignments with utilities outside of the Company's service area are voluntary except when the utility is an affiliate of Unitil Corporation. If adequate volunteers cannot be obtained for work assignments at Unitil affiliates, personnel will be assigned with forty-eight (48) hours notice, except in cases of emergency.

Employees will be paid for travel time external of the eight hour day at the appropriate overtime rate for all planned work. The "Minimum Pay for Employees Called In", Section 3.3 in the Contract, will not apply. Transportation will be provided if requested. The rate of pay shall be in accordance with this agreement or the prevailing wage where they are assigned, whichever is higher.

If an employee works outside the service area and is required to stay overnight, Section 3.15 "Pay When Away From Home" will apply. The employee will be paid the same as when working within the service area except that straight time rates will be paid for rest time.

This provision does not apply to assignments classed as non-working (examples: training, schools, meetings, etc.)

3.19 Utility Lineworker I

As of June 1, 1994, the Company will create a Utility Lineworker I position. Any employee classified as Lineworker I, II or III as of June 1, 1994, shall not be required to cover the position or hours of the Utility Lineworker I, unless voluntary or unless an employee bids for the position.

3.20 Boot Allowance

The Company, with appropriate documentation, will reimburse employees who are required to wear safety shoes of out-of-pocket expenses of up to $100 per calendar year.

3.21 Wellness

Employees covered by this Agreement are eligible for the Company's Wellness Policy HR 1.23, effective June 1, 2000, and will reimburse employees for out-of-pocket expenses of up to a total of $100 per calendar year for activities or equipment to maintain and/or improve an individual's personal health.

ARTICLE 4

RETIREMENT PLAN

During the effective period of this Agreement, the Company will pay retirement benefits in accordance with the Unitil Corporation Retirement Plan, Second Amendment and Restatement, generally effective as of May 1, 1998, the appropriate details of which are attached hereto and contained in the Summary Plan Description, a copy of which will be provided to all employees covered by this Agreement and to the Local Union, all of which are incorporated herein by reference. An employee may retire at a reduced Schedule of benefits prior to Normal Retirement Date of age 65, as will be stipulated in the aforementioned plan description. The Company agrees that no change in the retirement plan will be made without prior notification to the Union.

ARTICLE 5

GROUP INSURANCE

During the effective period of this Agreement, the Company will maintain group insurance coverages as follows:

(a) Life

(b) Accidental Death and Dismemberment

(c) Dental

(d) Long Term Disability and

(e) Medical.

The company reserves the right to change insurance carriers at any time, so long as the financial benefits provided by any new carrier are at least equal to those currently provided, and agrees that no change in the group insurance plan will be made without prior notification to the Union. Appropriate details of the terms of existing contracts are attached hereto and contained in the Plans' Summary Plan Description, a copy of which will be provided to all employees covered by this Agreement and to the Local Union, all of which are incorporated herein by reference.

ARTICLE 6

PROMOTIONS,

DEMOTIONS AND FURLOUGHS

6.1 Promotions

Selection of regular employees for promotion or advancement within the bargaining unit, for demotion for furloughing because of a reduction in forces, shall be based upon qualifications and seniority. If the employee is qualified for the job in cases of promotion, advancement and demotion, seniority shall govern. An employee's un-bridged Union seniority and qualifications shall govern in cases of furloughing and bumping. The Union and the Company recognize that it may be necessary to make exceptions in the application of the foregoing seniority provisions by mutual agreement in order to insure efficient operation of the Company's business. The determination by the Company as to qualifications for promotions to supervisory positions shall not be subject to arbitration under Article 10.

If and when there is an addition in forces in any department covered by this Agreement, employees who have been furloughed from such department shall be given preference over other persons, and employees who have been furloughed from any other department covered by this Agreement shall be given preference over persons not formerly in the employ of the Company, if in either case they are qualified as provided in this Article.

When a vacancy or the creation of a new position necessitates promotion of an employee or the hiring of a new employee, the Company shall post notices at locations accessible to the employees, such notices will be posted on Wednesday and remain posted for seven (7) calendar days, within which time employees may apply in writing to the supervisor or official of the Company designated in the notice. If the Company decides not to fill a vacancy, it will so notify the Union within two (2) weeks of the date of vacancy; if the Company decides to fill a vacancy it will post notices within two (2) weeks of the date the vacancy occurs. The notices shall set forth the classification of the position to be filled, an outline of the duties, the hours and days of work, the ultimate wage rate, the date on which the notice is posted, and the last day for filing applications. Applicants who have special qualifications shall describe such qualifications briefly in their application.

When an employee is promoted or transferred to another position but fails to qualify, the employee shall be reassigned to the class from which he/she was promoted or transferred. If the Company determines that the employee is qualified to perform the work in the class to which the employee was promoted or transferred, but the employee desires to return to the previous class of work, the Company shall not reassign the employee until there is a vacancy in such previous class.

6.2 Temporary Assignment

The Company may assign anyone to fill a vacancy or new position temporarily, pending the posting of notices and the consideration of applications.

The Company may also assign anyone to perform temporary work or to replace an absent employee without regard to the foregoing provisions of this Article.

6.3 Retrogression

If a regular full-time employee becomes partially incapacitated by reason of age or non-compensable disability and thus is unable to perform fully the duties of the employee's job classification, the Company will endeavor to find the employee other work by placing the employee in the highest classification in which the employee is able to perform the work assigned and in which there is an available opening. The employee shall be given a reasonable opportunity for training to fill an available job which carries a rate of pay more equal to the employee's original rate, and if the employee becomes qualified for such available job the employee shall be placed in that classification. An assignment made under this paragraph shall continue until the employee's normal retirement date, provided that the employee remains qualified to perform the duties required of the job classification. During the period of assignment under this paragraph employees shall be paid at the maximum rate for the classification to which they are assigned, except that employees who have completed ten (10) or more years of continuous service at the time of assignment shall be paid not less than the percentage of their former rates indicated below, such percentage to remain the same for the balance of each employee's active employment. When the rates of pay are adjusted by a general wage adjustment, employees so classified will receive an adjustment in pay in the amount by which the employees retrogressed classification is adjusted.

Years of Service At Time of Assignment	Percentage
25 or more	100%
20 - 24	95%
15 - 19	85%
10 - 14	75%

6.4 Termination Pay

If an employee's employment with the Company is terminated due to a reduction in work force resulting from automation or the closing of an operation, the employee shall, unless the employee is retired with pension benefits under the Retirement Plan, be entitled to receive one week's pay for each six months (calculated to the nearest six month period) of service with the Company, provided, however, that an employee receiving termination pay shall not be entitled to be rehired under the provisions of the second paragraph of Section 6.1 of this Article. A Union employee who is terminated will have the option to defer Termination Pay for up to one (1) year.

ARTICLE 7

CONTRACTING CREWS

7.1 Outside Contractors

The Company shall not use outside contractors to perform work regularly done by its regular employees if so doing would result in any regular employee being discharged, laid off or transferred to another job. When Union employees are available and not otherwise assigned, the Company agrees that it will use its best efforts to first offer qualified union employees overtime opportunities before having contractor crews perform overtime work. It being understood that this provision will not preclude contractor crew from performing overtime work to finish any jobs in progress or any projects awarded by bid process. This is not intended to limit the Company's right to schedule contract crews during emergency storm restoration.

7.2 Supervisor Working

Full time supervisors above the rank of Working Foreperson will not customarily perform the same work which is performed by the employee whom they supervise, provided, however, that supervisors may perform such work for the purpose of instruction, training, and in cases of emergency. Emergencies, for the purpose of this section, shall be defined as including the following two descriptions: (1) customer outages or (2) an unexpected occurrence or set of circumstances demanding immediate action which threatens life, limb, property or the continuity of service.

ARTICLE 8

SUSPENSION AND DISCHARGES

Upon written request of the Union made within seven days from the date upon which an employee has been suspended or discharged, the Company shall grant a hearing to the employee involved. Upon receipt of the foregoing request in writing, the Company will inform the Union of the reason for the suspension or discharge. The hearing will be conducted by the department head or superior officer of the Company, and if exonerated, the employee will be reinstated without prejudice and compensated for loss in wages. The hearing shall be conducted in accordance with the method of adjusting grievances as provided in Article 10 herein.

ARTICLE 9

NO STRIKES OR LOCKOUTS

The Union agrees that it will not authorize a strike or work stoppage, and the Company agrees that it will not engage in a lockout, because of disputes over matters relating to this Agreement. The Union further agrees that it will take every reasonable means which are within its powers to induce employees engaged in a strike or work stoppage in violation of this Agreement to return to work. There shall be no responsibility on the part of the Union, its officers, representatives or affiliates, for any strike or other interruption of work unless specifically provided in this paragraph.

ARTICLE 10

ADJUSTMENTS OF DISPUTES

AND GRIEVANCES AND ARBITRATION

Any dispute or grievance arising during the term of this Agreement relating to the meaning, interpretation, construction or application of this Agreement shall be settled in the following manner:

STEP 1. The specific details of the dispute or grievance shall be submitted to an authorized representative of the other party promptly after the occurrence of the facts giving rise to such dispute or grievance.

STEP 2. The dispute or grievance may be settled by agreement between the authorized representatives of both parties. The resultant agreement of failure to agree shall be stated in writing by the party first notified to the party who submitted the dispute or grievance within fifteen (15) working days of the date of original submission.

STEP 3. If the grievance is not settled in Step 2, either party may, within thirty (30) working days of the decision rendered in Step 2, appeal in writing for a decision by the Director of the Company and the Business Manager of the Union, or representatives designated by them. An international representative of IBEW may be present at this step of the grievance procedure only to assist the local union. They shall render their agreement or failure to agree in writing within fifteen (15) working days of the date of the appeal to them. The time limits specified in the first three steps hereof, may be extended by mutual agreement of the parties involved.

STEP 4. ARBITRATION. If the Company and the Union are unable to settle a dispute or grievance as above provided, the dispute or grievance may be referred to arbitration by either party as follows: The Union and the Company shall agree upon an arbitrator within ten days, but if they are unable to agree upon an arbitrator within ten days, the arbitrator shall be appointed by the American Arbitration Association. The decision of the Arbitrator shall be final and conclusively binding upon the parties. The services and expenses of the Arbitrator shall be shared equally by the Company and the Union. It is agreed that there shall be no obligation to arbitrate a renewal of this Agreement or a change in, or supplement to, this Agreement or to arbitrate any matter not covered by this Agreement or some provision thereof. No arbitration decision shall be binding beyond the life of this Agreement. The Operations Manager and the Chief Steward of the said Local Union shall meet from time to time at the request of either party for the purpose of discussing any matter coming within the scope of this Agreement.

All meetings between the Operations Manager and the Chief Steward of the Union shall be held at the Company Office at the convenience of both parties if possible.

ARTICLE 11

NOTICES AND REQUESTS

11.1 Mailing Requirements

Except where specifically provided otherwise herein, all notices and requests shall be deemed to have been fully and completely served or made by the Company when sent by certified mail addressed to the Chief Steward at his/her current home address with a copy to be sent to the office of the Local Union, and by the Union when sent by certified mail to Unitil/Concord Electric Company, at One McGuire Street, Concord, New Hampshire 03301, unless either party hereto shall give notice of a different address at least five (5) days before any such notice or request is mailed.

11.2 Bulletin Boards

The Company shall permit reasonable use of bulletin boards for posting officially signed Union bulletins.

ARTICLE 12

WAGE AND WORK AGREEMENT

The Union agrees that its members employed by the Company will work for the Company upon the terms, conditions and attached wage schedule set forth in this Agreement during its life.

ARTICLE 13

DISABILITY BENEFITS AND SAFETY

13.1 Sick Pay

Employees covered by this Agreement are eligible for the Company's Sick Pay Policy HR 1.12, effective June 1, 2000, and shall be entitled to two weeks sick pay during the first year of employment. After one year of employment, employees will be entitled to up to twenty-six weeks of sick pay.

The Company shall have the right, in each instance in which an employee claims sick pay under the provision of this Article, to satisfy itself of the fact of sickness requiring absence by the certificate of a competent physician, examination, or otherwise.

13.2 Worker's Compensation

Time lost on account of industrial accident will not be regarded as sickness. The Company agrees to pay, during disability due to industrial accidents, the difference between the amount of compensation from Worker's Compensation and full pay for a period not to exceed twenty-six (26) weeks.

13.3 Safety

The Company will continue to make reasonable regulations for the safety and health of its employees during their hours of employment. Representatives of the Company and the Union shall meet from time to time at the request of either party to discuss such regulations. The Company hereby retains the right to require an employee to submit to a reasonable medical examination by a physician, who shall be mutually agreed upon between the Company and the Union, if the Company has a reasonable belief that the employee's physical or mental condition is placing the employee or others in jeopardy.

The union shall receive copies of all accident reports involving injury or incident to their members.

ARTICLE 14

CONSOLIDATION OR MERGER

In case of consolidation or merger of the Company with any other company, or sale of all or a substantial part of its properties, the provisions of the Agreement will continue to apply to the extent legally permissible to the employees covered by the terms of this Agreement, and the Company will use its best efforts to require any other Company involved in the consolidation or merger to assume this Agreement to the extent legally possible.

ARTICLE 15

NO DISCRIMINATION

Employees are covered by the Company's Equal Employment Opportunity Policy HR 1.07, dated February 22, 1999. The Company provides equal employment opportunity for all employees regardless of race, color, marital status, religion, age, gender, sexual orientation, national origin, citizenship status, disability or veteran status.

ARTICLE 16

DATE AND TERM -

TERMINATION - AMENDMENT

16.1 Effective Date and Term

This Agreement, when signed by the Company and Local Union or their authorized representatives and approved by the International Office of the Union, shall take effect as of June 1, 2000 with increased wages to take effect in accordance with the Schedule of Wages appended hereto and made a part hereof, and shall remain in effect through May 31, 2005. It shall continue in effect from year to year thereafter, from June 1 of each year through May 31 of the following year, unless changed or terminated in the manner provided herein.

16.2 Negotiations - Changes or Termination

Either party desiring to change or terminate this Agreement must notify the other in writing as least sixty (60) days prior to June 1st of any year after 2000. When notice for changes only is given, the nature of changes desired shall be specified in the notice; however, the listing of changes shall not preclude submission of other changes desired during negotiation. If the parties cannot agree upon changes, either party shall have a right to terminate the contract.

16.3 Amending Agreement During Term

This Agreement shall be subject to amendment at any time by mutual consent of the parties hereto. Any such amendment agreed upon shall be reduced to writing, signed by the parties hereto and approved by the International Office of the Union.

IN TESTIMONY WHEREOF the parties hereto have executed this Agreement this 12th day of October 2000.

For Unitil/Concord Electric Company

By:  /s/Eric C. Werner

Director, Distribution Operations Center

For the employees of Unitil/Concord Electric Company covered by this Agreement and INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS AND LOCAL UNION NO. 1837.

By:  /s/ Joseph E. Landry

Chief Steward

By:  /s/ Thomas D. Clements

Assistant

Business Manager

By:  /s/ Dave Bofinger

Business Manager

APPROVED International Office - I.B.E.W.

/s/ J.J. Barry, President.   This approval does not make the International a party to this agreement.

Unitil/CONCORD ELECTRIC COMPANY

RETIREMENT PLAN

A retirement plan is provided for employees and is briefly outlined below. In the event there shall be enacted state or federal legislation which conflict with the terms of the below plan, state or federal legislation will govern.

The word "wages" as hereinafter used, shall mean straight-time wages, and shall include no daily or weekly overtime.

Eligibility

Any employee of the Company shall or may retire on a retirement benefit subject to the provisions and conditions hereinafter set forth:

1. After five (5) years of service, an employee who has attained the Normal Retirement Date (first day of the month in which occurs an employee's 65th birthday) and ceases active service with the Company shall be entitled to a pension.

2. An employee shall be entitled to a disability retirement benefit if the employee has completed 15 or more years of Credited Service (excluding service before age 18) and becomes totally and permanently disabled. In order to be eligible for a disability pension the employee must:

a. Be totally and permanently prevented from engaging in any occupation or employment for wages or profit.

b. The disability must not have been incurred while the employee was engaged in:

(1) criminal act

(2) service in the armed forces

(3) habitual drunkenness or addiction to a narcotic

(4) intentional self-inflicted injury

(5) act or disease resulting during the course of employment with an employer other than the Company.

Further, that the disability pension may be discontinued should the employee refuse to be examined by a physician designated by the plan. The pension would be computed on the basis of the Credited Service and Average Monthly Wages at the time of the disability retirement. Such pension shall commence on the employee's Normal Retirement date. On each January 1st prior to the Employee's Normal Retirement Date the monthly pension payable to a disabled employee shall be increased to reflect an additional year of Credited Service which would have accrued to the employee.

3. An employee with fifteen (15) years of Vested Service and who has attained age fifty-five (55) may elect to retire on an Early Retirement Date, which may be the first day of any month thereafter prior to the employee's Normal Retirement Date. The Company requests that the employee notify the Company in writing at least ninety (90) days prior to such date of intention to retire early.

Determination of Amount of Normal Retirement Benefits

A. Basis

The basis for the computation of the amount of the retirement benefit shall be the employee's average monthly wages for any consecutive five-year period during the employee's last twenty (20) years of Credited Service, whichever amount is larger.

B. Amount

Based upon average monthly wages determined as above stated, the employee shall be eligible for a monthly retirement benefit payable in advance, computed as follows:

1. For each of the first twenty full years of Credited Service - 2% (two percent) of said average monthly wage.

2. For each full year of Credited Service in excess of twenty full years and not in excess of thirty full years: an additional 1% (one percent) of said average monthly wages.

3. For each full year of Credited Service in excess of thirty years: an additional 1/2 of 1% (one-half percent) of said average monthly wages reduced by:

4. Fifty percent (50%) of such employee's Primary Social Security Benefit Payable under the Federal Social Security Act in effect on December 31, 1970: and

5. The amount of monthly retirement benefit, if any, to which the employee is entitled under any retirement plan maintained by a former employer for which credit is given under the Plan. These former employers include Exeter and Hampton Electric Company, Fitchburg Gas and Electric Light Company, Unitil Service Corp., and may also include any other companies that become part of the Unitil System of companies in the future.

Determination of Amount of Early Retirement Benefits

The monthly amount of Early Retirement Benefit payable to an employee retiring on an Early Retirement Date shall be equal to the employee's Normal Retirement Benefit based on Credited Service to the Early Retirement Date, reduced on the basis of the following schedule:

Early Retirement Age	Percent Reduction of Normal Retirement Benefits	Early Retirement Expressed as % of Normal Retirement Benefits
64	0%	100%
63	0%	100%
62	0%	100%
61	0%	100%
60	0%	100%
59	5%	95%
58	10%	90%
57	15%	85%
56	20%	80%
55	25%	75%

Normal Form of Benefits

A. Monthly Annuity for Life

An employee who is unmarried at retirement will receive a retirement benefit as a monthly annuity for as long as the employee lives. Upon death, no death benefits will be payable to any beneficiary.

B. Joint and Survivor Annuity with Spouse

An employee who is married at retirement and who does not elect to receive the retirement benefit as a monthly annuity for life, or as one of the Optional Forms of Benefits, will receive an actuarial reduced benefit for as long as the employee lives with fifty percent (50%) of such reduced benefit payable after death to the employee's spouse for as long as such spouse lives. The reduction is based upon the life expectancies of the employee and spouse on the employee's retirement date.

Optional Form of Benefits

A. Contingent Annuitant Option

An employee may elect, instead of a retirement benefit as heretofore provided, to have reduced retirement benefits made commencing on the employee's retirement date and after death such reduced payments, or any lesser amount selected by the employee, will be continued to the designated beneficiary, if living after the employee's death, for the beneficiary's lifetime.

B. Ten (10) Year Certain and Life Annuity

An employee may elect that the retirement benefit, payable on the retirement date, be reduced with the guarantee that not less than one hundred and twenty (120) monthly payment will be made either to the employee or the named surviving beneficiary.

C. Five (5) Year Certain and Life Annuity

An employee may elect that the retirement benefit, payable on the retirement date, be reduced with the guarantee that not less than sixty (60) monthly payments will be made either to the employee or the named surviving beneficiary.

If any of the above options are elected, the provisions for minimum annual retirement benefit shall only apply prior to any reductions under the above options.

Minimum Retirement Benefit

In no event will the Company pay any employee who retires with fifteen (15) years of Vested Service an annual normal retirement benefit of less than $1,200 in addition to such sums, if any, as the employee may received as "Primary Insurance Benefits" under the Federal Social Security Act and as unemployment compensation.

Spouse's Benefits

A Spouse's Benefit shall be payable to an employee's spouse in the event of the employee's death prior to the Normal Retirement Date, provided as least fifteen (15) years of Vested Service was completed and has been married to the surviving spouse for at least one (1) year.

The monthly amount of the Spouse's Benefit shall be one-half of the amount of Retirement Benefit which would have been payable had the deceased employee retired, rather than died, on the day before death, reduced, however, by one percent (1%) for each full year in excess of two (2) by which the deceased employee's age exceed the spouse's age. A minimum of fifty dollars ($50.00) per month shall be payable.

Spouse's Benefit payments shall terminate with the last payment due preceding death.

Deferred Termination Benefit

An Employee who terminates employment after five (5) or more years of Vested Service shall be entitled to a Deferred Termination Benefit equal to that portion of the Normal Retirement Benefit accrued to the date employment terminates.

A Deferred Termination Benefit shall commence on an employee's Normal Retirement Date. A reduced Deferred Termination Benefit is available as early as age 55.

The specific details of the retirement plan will be as described in the retirement plan documents. In the event of any conflict between this summary and the Plan Document, the Plan Document will govern. While the Company expects to continue indefinitely the benefits provided for under the retirement plan, it agrees to continue them only for the term of the Contract with the employees of the Concord Electric Company covered by the Agreement and the International Brotherhood of Electrical Workers and Local Union No. 1837, Unit #1, dated June 1, 2000.

Unitil/CONCORD ELECTRIC COMPANY

GROUP INSURANCE

There shall be maintained a Group Insurance program with the following benefits:

Basic Term Life Insurance Plan

Employees are eligible for group life insurance coverage equivalent to two times their base pay (basic hourly wage time 2080) rounded to the next higher full thousand. Concord Electric Company pays insurance premium cost.

Accidental Death And Dismemberment

Employees are eligible for accidental death and dismemberment coverages up to a maximum of one times their base pay (as described above), rounded to the next higher full thousand. Concord Electric Company pays insurance premium cost.

Insurance After Retirement

Employees who retire from active service may continue group life insurance of $7,500. Concord Electric Company pays insurance premium cost.

Long-Term Disability Insurance

Employees are eligible for long-term disability insurance coverage equal to 60% of their base pay (as defined above). The waiting period to begin collecting benefits is 180 calendar days of disability. Benefits are payable for two (2) years if the Employee is disabled from performing their own occupation, or to age 65 if the Employee is totally and permanently disabled from performing any occupation. Benefits from the plan are offset by other sources of disability income. Employees become eligible for coverage on the first of the month following completion of one (1) year of service.

While collecting LTD benefits, an employee's other benefits will continue as specified in the Company Policy on Continuation of Benefits While on Long Term Disability/Extended Medical Leave of Absence, HR 1.36, effective June 1, 2000.

Medical Insurance

Point or Service Plan - Provides employees with a choice each time there is a claim between receiving HMO style benefits or indemnity style benefits.

HMO Style Benefits - Benefits received from a Primary Care Physician or as a result of a referral from the Primary Care Physician are subject to a $5 co-payment.

Indemnity Style Benefits - Benefits that are received without a referral from the employee's (or dependent's) Primary Care Physician are subject to an annual $250/person ($500/family) deductible, followed by 80% coverage for the next $5,000 of covered expenses per person ($1,000 per person in coinsurance payments). Prescription drugs are subject to a $10 co-payment per 30 day supply of brand name drug, a $5 co-payment per 30 day supply of generic drug, or a $5 co-payment per 90 day supply of drugs ordered via mail order prescription service.

Group Dental Plan

Group Dental Care Insurance is provided for employees and their eligible dependents and is briefly outlined as follows:

Deductible

There is one $25.00 deductible per person per Calendar Year with a maximum of $75.00 per family each Calendar Year. This deductible does not apply to Coverage I and IV benefits, but does apply to Coverage II and III benefits.

Coverage I - Diagnostic and Preventative, 100% Payment.

Diagnostic

Initial Examination;

Examinations to determine the required dental treatment two times in a calendar year;

Full Mouth/Panorex X-Rays once in three (3) year period;

Bitewing X-Rays once in a calendar year;

X-Rays of individual teeth as necessary.

Preventative

Cleanings two (2) times in a calendar year;

Fluoride - once in a calendar year (age limit 19);

Space Maintainers.

Coverage II - Restorative, after deductible, 80% paid by insurance, 20% paid by patient.

Amalgam, Silicate and Acrylic restorations;

Oral Surgery - Extractions;

Endodontics - Pupal therapy; root canal therapy;

Periodontics - Treatment of gum disease, includes periodontal cleanings;

Denture Repair - Repair of removable denture to its original condition;

Emergency Treatment - Palliative.

Coverage III - After deductible, 50% paid by insurance, 50% by patient.

Crowns and build-ups for crowns;

First placement of inlays and bridges;

First placement of partial or full dentures.

Coverage IV - Orthodontia, 50% paid by insurance, 50% paid by patient.

Maximum Contract Year Benefit -

The maximum amount which the plan will pay is $1,250 per person per Calendar Year. Orthodontia lifetime maximum is $1,000 per person.

Employees shall pay 10% of the total cost for medical and dental insurance coverage. Such premiums shall be subject to the following weekly dollar caps:

Employee Weekly Premium Contributions

	2000	2001	2002	2003	2004	2005
Single	$ 5.17	$ 5.94	$ 6.83	$ 7.86	$ 9.04	$10.39
Two Person	$10.22	$11.76	$13.52	$15.55	$17.88	$20.56
Family	$15.41	$17.72	$20.38	$23.44	$26.95	$30.99

Employees will have the option of contributing premiums on a pre-tax basis under the terms of the Unitil Corporation Pre-Tax Premium Plan.

Employees will also have the option of dropping medical insurance coverage and receiving two months of company contributions towards the premium, rounded to the nearest $10.

If an employee dies, medical and dental insurance coverage will be continued for the employee's spouse and dependent children for up to six months under the terms of the Medical and Dental Insurance Extension Policy HR 1.26, effective June 1, 2000.

Supplemental Group Term Life Insurance

Employees will have the option of purchasing supplemental group term life insurance equal to 1x, 2x or 3x their base pay (hourly wage times 2080), and pay the premiums through payroll deduction. The first $100,000 coverage will be issued without any evidence of insurability if the employee signs up for coverage when initially eligible. Evidence of insurability may be required by the insurance company:

1) If the employee declines coverage and later decides to enroll in the plan after the initial eligibility period,

2) If the employee decides to increase coverage as a multiple of base pay, or

3) For any coverage exceeding $100,000.

Supplemental Accidental Death and Dismemberment

Employees will have the option of purchasing individual or family supplemental accidental death and dismemberment insurance in increments of $10,000 and pay the premiums through payroll deduction. Maximum coverage is $300,000.

Long Term Care Insurance

Employees will have the option of purchasing long term care insurance for nursing home and home health care benefits. Such policies can cover the employee, the employee's spouse, parents or in-laws, and the employee will receive the benefit of a group discount and pay the premiums through payroll deduction. Employees will have the opportunity to design individual policies that meet their individual needs.

This benefit summary is for informational purposes only. The benefits are described more fully in the applicable master group insurance policy. The extent of coverage for each individual is governed at all times by that document. In the event of any conflict between this summary and the plan documents, the plan document will govern.

While the Company expects to continue indefinitely the benefits provided under these plans, it agrees to continue them only for the term of the Contract with employees of Concord Electric Company covered by the Agreement and International Brotherhood of Electrical Workers and Local Union No. 1837, dated June 1, 2000.

In the event there shall be enacted after June 1, 2000, state or federal legislation which conflicts with the Pension Plan or Group Insurance provisions, outlined above, the state or federal legislation will govern.

EXHIBIT A

Unitil/CONCORD ELECTRIC COMPANY

SCHEDULE OF WAGES

Pay period May 28, 2000 through May 30, 2004

Contract Period June 1, 2000 through May 31, 2005
	Rate Effective
	5/28/00	5/27/01	5/26/02	6/1/03	5/30/04
Line Department
Lineworker I - RG 34.5 kV	24.48	25.33	26.12	26.90	27.71
Utility Lineworker I	24.79	25.66	26.45	27.24	28.06
Lineworker I	23.75	24.58	25.35	26.11	26.89
Lineworker II
Fourth 6 months	20.48	21.20	21.86	22.51	23.19
Third 6 months	19.63	20.32	20.95	21.58	22.23
Second 6 months	18.66	19.31	19.91	20.51	21.13
First 6 months	17.74	18.36	18.93	19.50	20.08
Lineworker III
Second 6 months	17.42	18.03	18.59	19.15	19.72
First 6 months	16.38	16.96	17.48	18.01	18.55
Lineworker Apprentice
Second 6 months	16.15	16.71	17.23	17.75	18.28
First 6 months	15.88	16.43	16.94	17.45	17.97
Meter Department
Lead Meter Mechanic	22.87	23.67	24.41	25.14	25.89
Meter Mechanic I	21.58	22.34	23.03	23.72	24.43
Meter Mechanic II
Third 16 months	18.64	19.29	19.89	20.49	21.10
Meter Mechanic III
Second 16 months	17.01	17.60	18.15	18.69	19.25
Meter Mechanic Apprentice
First 12 months	15.22	15.76	16.25	16.73	17.24
Operation Technician I	20.48	21.20	21.86	22.51	23.19
Operation Technician II
Second 16 months	18.40	19.05	19.64	20.23	20.83
Operation Apprentice
First 12 months	16.16	16.72	17.24	17.76	18.29
Meter Worker I	17.73	18.35	18.92	19.49	20.07
Meter Worker II
First 12 months	16.82	17.41	17.95	18.49	19.04
Meter Reader I	16.82	17.41	17.95	18.49	19.04
Meter Reader II
First 12 months	16.05	16.61	17.13	17.64	18.17

EXHIBIT A

Unitil/CONCORD ELECTRIC COMPANY

SCHEDULE OF WAGES

Pay period May 28, 2000 through May 30, 2004

Contract Period June 1, 2000 through May 31, 2005

	Rate Effective
	5/28/00	5/27/01	5/26/02	6/1/03	5/30/04
Station Attendant
* Station Attendant [Grandfathered]	18.60	18.60	18.60	18.60	18.92
Station Attendant I	16.72	17.30	17.84	18.37	18.92
Station Attendant II
First 12 months	15.94	16.50	17.01	17.52	18.04
Maintenance Department
Automobile Mechanic I	20.93	21.66	22.33	23.00	23.69
Maintenance Worker	17.85	18.48	19.05	19.62	20.21
Utility Maintenance Worker	17.21	17.81	18.37	18.92	19.49
Stockroom
Stockclerk I	16.82	17.41	17.95	18.49	19.04
Stockclerk II
First 12 months	14.96	15.48	15.96	16.44	16.93
OFFICE
Operation Office Clerk	12.47	12.91	13.31	13.71	14.12

* Lump Sum Payment- Current Station Attendants' wage rate frozen at $18.60 until new rate is reached in 2004. In 2004 a Lump Sum payment will be prorated by the adjusted increase.

(Lump Sum Payment will be made annually on Gross Earning based on the general wage increase for prior 12 months - Ending June 1st of each year.)

EXHIBIT B

DUES DEDUCTION

I hereby authorize and direct Unitil/Concord Electric Company to deduct from my pay, Union Membership dues in accordance with the following: my job classification hourly rate x 2 + 8.00 x 12 / 52 or such other amount as may from time to time be certified to the Company as being the current dues voted by members of Local Union No. 1837. This deduction shall be made equally from each paycheck and shall be paid to Local Union No. 1837 in accordance with the terms of the collective bargaining agreement between it and the Company now in effect.

This authorization and direction shall be irrevocable for the period of one year or until the termination of the said collective bargaining agreement, whichever occurs sooner; and I agree and direct that this authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one year or for the period of each succeeding applicable collective bargaining agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by registered mail by me to the Company and the Union not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one year, or each applicable collective bargaining agreement between the Company and the Union, whichever occurs sooner.

WITNESS: ______________________________________________, 2000

Memorandum of Understanding

To: Tom Clements, Assistant Business Manager, IBEW

From: George Long, Director of Human Resources

Date: June 1, 2000

Subject: Vacation Grandfathering

Tom, this memo is to document our mutual agreement that employees of Concord Electric Company who have at least 10 years of service as of June 1, 2000 will be grandfathered under the prior Concord Electric Company vacation policy until they reach their next full week entitlement. This means that:

employees who currently have 4 weeks per year will receive 5 weeks per year in their 15th anniversary year. These employees will then remain at the 5 week level.

employees who currently have 5 weeks will receive their extra days until they reach their full six week entitlement in their 24th anniversary year. These are the only employees who will reach the 6 week level in the future.

Memorandum of Understanding

To: Tom Clements, Assistant Business Manager, IBEW

From: George Long, Director of Human Resources

Date: June 1, 2000

Subject: Retiree Medical Insurance

Tom, this memo is to document our mutual agreement that Unitil Corporation will not implement any recommendations of the Unitil Retiree Trust which would have the impact of requiring future retirees of Exeter & Hampton Electric Company or Concord Electric Company to contribute towards their post-retirement medical insurance. This mutual agreement is effective June 1, 2000 and will continue in effect for the term of this contract.

Memorandum of Understanding

To: Tom Clements, Assistant Business Manager, IBEW

From: George Long, Director of Human Resources

Date: June 1, 2000

Subject: Floating Holidays

Tom, this memo is to document our mutual agreement that Unitil/Concord Electric Company will grant one additional Floating Holiday to employees in 2002 and one additional Floating Holiday in 2004. These Floating Holidays must be used between January 1 and June 1 of the year in which they are granted. These Floating Holidays are subject to the same provisions of the Agreement as any other designated holiday, and subject to Section 3.5(d).

Memorandum of Understanding

To: Tom Clements, Assistant Business Manager, IBEW

From: George Long, Director of Human Resources

Date: June 1, 2000

Subject: Benefits Team

Tom, this memo is to document our mutual agreement that Unitil Corporation will implement a Benefits Team as discussed below. This mutual agreement is effective June 1, 2000 and will continue in effect for the term of this contract.

Mission:

The purpose of the Benefits Team is to continuously examine the quality, monitor the costs and improve all employee benefit programs; to educate and inform employees about existing benefits; to inform employees of developments in the benefits field; and, to develop proposals for recommended changes for management and union consideration. The Benefits Team is to supplement, not replace, the normal roles and responsibilities of Human Resources in creating, recommending, monitoring, controlling, and communicating Benefits Plans and Programs.

Membership:

Two union members each from CECo, E&H and FG&E.

One representative each from the BUWC and IBEW.

One non-union (HR) representative from USC, CECo, E&H and FG&E.

Benefits Analyst

Director of Human Resources

Process for Creating Recommendations:

All proposals/recommendations created by this Team will be developed by a consensus process requiring mutual agreement and understanding of Benefits Team members.

Frequency and Location of Meetings:

Meetings will be held quarterly at the Unitil building in Hampton. Meetings may be held more frequently if the need arises. A schedule of meetings will be published in advance.

TOPICAL INDEX

A Page #

Absence Due to Death in the Family 13

Adjustments of Disputes and

Arbitration 18

Amending Agreement During Term 22

Arbitration 18

Assignment of Overtime Work 7

B

Bulletin Boards 19

Boot Allowance 13

C

Consolidation or Merger 21

Contracting Crews 17

D

Date and Term-

Termination-Amendmen 21

Demotions 15

Direct Deposit 2

Disability Benefits and Safety 20

Discharges 17

Discrimination 21

Disputes 18

Dues Deduction-Exhibit B 34

E

Equipment Provided by Company 10

Effective Date and Term 21

Exhibit A-Schedule of Wages 32

Exhibit B-Dues Deduction 34

Page #

F

401(k) Plan 3

Furloughs 15

G

Group Insurance 14, 28

Grievances 18

H

Hours of Work and Premium Pay 3

Holidays 6

I

Inclement Weather 8

L

Leave of Absence 12

Lockouts 18

M

Mailing Requirements 19

Meal Provision Policy 9

Memorandums of Understanding:

Vacation Grandfathering 35

Retiree Medical Insurance 36

Floating Holidays 37

Benefit Team 38

Military Leave 11

Minimum Pay for Employees

Called In 5

TOPICAL INDEX

N Page #

Negotiations-Changes or

Terminations 21

No Strikes or Lockouts 18

Notices and Requests 19

O

Outside Contractors 17

P

Pay When Away From Home 12

Payroll Deduction for Union Dues 2

Preamble 1

Promotions 15

Plan 401(K) 3

R

Recognition of Union 2

Rest Period 11

Retirement Plan 14, 23

Retrogression 16

Rubber Gloving 8

S

Safety 20

Schedule of Wages-Exhibit A 32

Shift Premium 5

S (continued) Page #

Sick Pay 20

Stand-By 11

Strikes 18

Supervisors Working 17

Suspensions 17

T

Temporary Assignments 13

Temporary Assignments Outside of

Company's Service Area 16

Temporary Up-Grading 8

Termination Pay 16

Termination 21

U

Utility Lineworker I 13

Union Security 2

V

Vacations 7

W

Wage and Work Agreement 20

Wages and Hours 3

Worker's Compensation 20

Wellness 14

Safe practices depend upon human action

and, therefore the responsibility for them

rest primarily with the

individuals.

In recognition of this, it is Company policy

to ask no employee or group of employees to engage in unsafe activity or practices or knowingly permit any employee to do so.